Michele Drummey Vice President and Corporate Counsel Law Department – Prudential Retirement The Prudential Insurance Company of America 280 Trumbull Street Hartford, CT 06103 Michele.Drummey@prudential.com

October 19, 2021

The Prudential Insurance Company of America
751 Broad Street
Newark, New Jersey 07102

Ladies and Gentlemen:

This opinion is furnished in connection with the filing of this Post-Effective Amendment No. 16 to Registration Statement No. 333-170345 (“PEA No. 16”), filed on Form N-4 under the Securities Act of 1933 for the Prudential Retirement Insurance and Annuity Company’s variable deferred annuity contract (“Contract”). PRIAC Variable Contract Account A ("Account") issues the Contract.

As an attorney for the Prudential Retirement Insurance and Annuity Company (“PRIAC”), I provide legal advice to PRIAC in connection with the operation of its variable products. In this role, I am familiar with the PEA No. 16 for the Contract.

I am also responsible for oversight of the preparation of the SEC Registration Statement filings for the Prudential Retirement Security Annuity III and the Prudential Retirement Security Annuity VII group annuities under the Securities Act of 1933, which are supported by the Account.

I am of the following opinion:

(1)	PRIAC is a valid corporation, organized and operating under the laws of the state of Connecticut and is subject to regulation by the Connecticut Commissioner of Insurance.

(2)	The Account has been duly created and validly exists as a separate account pursuant to the aforesaid provisions of Connecticut law.

(3)	The portion of the assets held in the Account equal to the reserve and other liabilities for variable benefits under the variable annuity contracts is not chargeable with liabilities arising out of any other business PRIAC may conduct.

(4)	Assuming that the variable annuity contracts are issued in accordance with their terms, and that any necessary payment for the contracts is received by PRIAC, the variable annuity contracts are legally issued and are valid and binding obligations of PRIAC.

In arriving at the foregoing opinion, I have made such examination of law and examined such records and other documents as I judged to be necessary or appropriate.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

Sincerely,
/s/ Michele Drummey, Esq.
Michele Drummey, Esq.
Vice President and Corporate Counsel